English Translation

Exhibit 4.48

CALL OPTION AGREEMENT

This CALL OPTION AGREEMENT (this “Agreement”) is made and entered into by and among the following Parties on 11th Sep. 2007 in Shanghai, the People’s Republic of China (“China”):

ICE Information Technology (Shanghai) Co., Ltd. (the “WOFE”), a wholly foreign owned enterprise duly organized and subsisting under the relevant laws of China, with its registered address of: 301Room,290 Song Hu Road, Yangpu district, Shanghai, China and its legal representative of: SUN TAO ;

Shanghai ICE Information Technology Co., Ltd. (the “Company”), a limited liability company duly organized and subsisting under the relevant laws of China, with its registered address of: 684-15 Room , Building No.2, 351 Guo Shou Jing Road, Zhang Jiang Science and Technology Park , Shanghai ,Legal Representative: ZHOU DAN; and

The natural persons as set forth in Annex 1 hereto (the “Initial Shareholders”)

(WOFE, the Company and the Shareholders are hereinafter referred to as the “Parties” collectively and the “Party” respectively.)

WHEREAS:

(a)	the Company is a limited liability company with domestic investment organized and effectively subsisting under the laws of China with its main business scope : R & D and distribution of computer hardware and software, development of software and system integration, as well as the related technical consulting and services, which shall be carried out under the valid license, if necessary;

(b)	Being a wholly foreign owned enterprise duly organized and effectively subsisting in China, WOFE renders to the Company such relevant services as consultation services and commercial consultation and has become an important cooperation partner of the Company up to the present;

(c)	The Shareholders intend to grant to WOFE an exclusive option to call at any time all or part of the shares held by them in the Company subject to compliance with the requirements of China’s laws; and

(d)	The Company intends to grant to WOFE and any entities or individuals as designated by WOFE the exclusive option to call at any time the Company’s total or partial assets or businesses subject to compliance with the requirements of Chinese laws.

English Translation

The Parties hereto have, through friendly consultations and on the principle of equality and mutual benefit, hereby reached an agreement as follows for joint observance:

1.	Granting and Exercising of Call Option

1.1	It is agreed upon by the Parties hereto that, WOFE possesses an exclusive option to demand calling at any time all or part of the shares held by the Shareholders in the Company subject to compliance with the stipulations hereof or all or part of the assets and businesses owned by the Company. The aforesaid call option may be exercised by WOFE, its parent company ICE Entertainment (HK) Limited (the “HoldCo”) or such other entities/individuals as designated by WOFE. Upon execution of this Agreement by the Parties hereto, WOFE shall be granted such call option and upon granting thereof, the authorization shall be irrevocable within the validity term of this Agreement.

1.2	The exercise of call option shall be subject to the meeting of the following conditions: the purchase of the Company’s shares or the Company’s assets or businesses directly by WOFE or through any other entities/individuals designated by WOFE will not be in contravention of all the applicable laws and regulations of China and the option to call the Company’s assets shall be exercised following the termination of the mortgage contract.

1.3	In order to exercise the call option, WOFE shall give a notice regarding exercise of call option (the “Notice on Exercise of Call Option”, See Annex 2 attached hereto for its contents and format) to the Shareholders or the Company, explicitly specifying its intention to exercise call option as stipulated herein and the quantity of the Company’s shares or assets to be called or the categories and scope of the businesses required to be assigned.

1.4	The Shareholders or the Company (it depends) shall, within thirty (30) days upon receipt of the Notice on Exercise of Call Option, execute with WOFE (or such qualified subjects as designated by it) a contract for assignment of shares/assets/businesses and other necessary instruments (the “Assignment Instruments” collectively) in conformity with the Notice on Exercise of Call Option and complete the assignment of such shares/assets/businesses according to the Assignment Instruments.

1.5	The Company must, where it is allowed by laws and when WOFE makes a decision on exercise of option, without preconditions, go through in collaboration with WOFE all such formalities as the government examination and approval, license, registration and recording as necessitated by the relevant assignment. In particular, it shall assist HoldCo in entering into any and all such instruments as necessitated by transforming the Company into a foreign invested enterprise, securing the necessary government examination, approval and registration and obtaining the relevant certificates and licenses.

1.6	WOFE undertakes that, in assigning any other entities/individuals to exercise on its behalf the call option hereunder, it is to ensure that such assignees as designated by it act according to the stipulations hereof and perform the corresponding obligations hereunder.

English Translation

1.7	The Company, the Shareholders and WOFE shall separately execute a Share Pledge Agreement on the date hereof to pledge all the shares held by the Shareholders to WOFE as a guaranty for the Company and the Shareholders to perform all the obligations hereunder.

2.	Price for Exercise of Call Option

2.1	Unless it is required by the relevant law that an appraisal must be made, the price for exercise of call option regarding the assignment of the called Company’s shares, assets or businesses shall be the fair market price for such assignment of the Company’s shares, assets or businesses or the Company’s registered capital (whichever is lower as is allowed by the law) (the “Fair Market Price”). The said price for exercise of call option shall be paid by WOFE on a lump sum basis to such account as designated by the Shareholders or the Company when WOFE exercises the call option.

2.2	Donation of the Price for Exercise of Call Option

2.2.1	The Shareholders undertakes to convey forthwith to WOFE gratuitously all the prices for exercise of call option obtained by the Shareholders by virtue of the purchase by WOFE or such third party as designated by WOFE of the partial or total shares held by the Shareholders in the Company, or, on the premise that it is allowed by the relevant laws of China, to otherwise convey the prices to WOFE as consented by WOFE.

2.2.2	The Company undertakes to convey forthwith to WOFE gratuitously all the prices for exercise of call option obtained by the Company by virtue of the purchase by WOFE or such third party as designated by WOFE of the total or partial assets or businesses of the Company, or, on the premise that it is allowed by the then relevant laws and regulations, to otherwise convey the prices to WOFE as consented by WOFE.

3.	Representations and Warranties

3.1	Each Party hereby represents and warrants to other Parties as follows:

(a)	Such Party has all the necessary rights, capacities and authorizations to execute this Agreement and perform all the obligations and responsibilities hereunder; and

(b)	The execution and performance of this Agreement will not result in any violation of any major contracts or agreements binding upon such Party or its assets and businesses.

3.2	The Company and the Shareholders hereby severally and jointly make the following further representations and warranties to WOFE:

(a)	As of the date when this Agreement comes into force, the Shareholders lawfully hold equities in the Company. Except for the pledge created under the Share Pledge Agreement executed by the Company, the Shareholders and WOFE concurrently with the execution hereof, no mortgage, pledge, security or other third-party interests have been established on the equities which are exempt from a third party’s claims.

English Translation

(b)	As of the date when this Agreement comes into force, the Company lawfully possesses its assets and businesses and enjoys the entire and effective rights to dispose of its assets and businesses (except for the restrictions under the laws and regulations of China). No mortgage, pledge, security or other third-party interests have been established on any of its assets which are exempt from a third party’s claims.

(c)	Within the validity term of this Agreement, unless otherwise stipulated herein, otherwise agreed upon in writing by the Parties hereto or with the prior written consent of WOFE, the Shareholders shall not assign to any third party the equity held by them in the Company or establish any mortgage, pledge, security or any other third-party interests.

(d)	Within the validity term of this Agreement, the businesses operated by the Company will be in compliance with all the applicable laws, regulations, administrative rules and provisions of China and will not have a significant adverse effect on the businesses operated by the Company or assets as a result of non-compliance with any of the aforesaid provisions.

(e)	Within the validity term of this Agreement, unless otherwise stipulated herein, otherwise agreed upon in writing by the Parties hereto or with the prior written consent of WOFE, the Company shall not engage in any of the following acts:

(i)	Selling, assigning, mortgaging or otherwise disposing of the lawful or beneficial interests of any assets, businesses or proceeds, or permitting to establish any other security interests on them (except for those generated in the normal or day-to-day business operation or those disclosed to WOFE and with the written consent of WOFE);

(ii)	Concluding a transaction which is to substantially affect its assets, liabilities, operations, equities and other lawful rights (except for those generated in the normal or day-to-day business operations or those disclosed to WOFE and with the written consent of WOFE); and

(iii)	Allotting and paying out dividends to the Shareholders in any forms (except for the circumstance where the Company’s shareholders convey gratuitously in full to WOFE the dividends following the allotment and payout of dividends with the written consent of WOFE).

(f)	Within the validity term of this Agreement, unless otherwise stipulated herein, otherwise agreed upon in writing by the Parties hereto or with the prior written consent of WOFE, the Shareholders shall not jointly or severally engage in any of the following acts:

(i)	Supplementing, modifying or revising the constitutive instruments of the Company in any forms and such supplementation, modification or revision is to substantially affect the Company’s assets, liabilities, operations, equities and other lawful rights (except for the circumstance where a proportional increase to the registered capital is made to meet the requirements of laws);

English Translation

(ii)	Urging the Company to conclude a transaction which is to substantially affect its assets, liabilities, operations, equities and other lawful rights (except for those generated in the normal or day-to-day business operations or those disclosed to WOFE and with the written consent of WOFE); and

(iii)	Urging the Shareholders or the board of directors of the Company to adopt resolutions on allotment and payout of dividends.

(g)	Within the validity term of this Agreement, unless otherwise stipulated herein, otherwise agreed upon in writing by the Parties hereto or with the prior written consent of WOFE, the Company will, and the Shareholders will urge the Company to:

(i)	maintain its Company’s subsistence based upon the sound financial and commercial standards and practices, cautiously and effectively operate its businesses and deal with its matters, exert its utmost to ensure that the Company continuously possesses the various permits, licenses and approval documents, etc. as necessitated by its operation and ensure that such permits, licenses and approval documents are not revoked;

(ii)	except for the normal wear and tear, keep the Company’s tangible assets in sound working and performance condition;

(iii)	reach no compromise on its own or make no relinquish or modification of its claims or other rights in the litigation, arbitration or other legal proceedings;

(iv)	make no merger with a third party, make no acquisition of a third party’s assets or businesses or assign its assets or other rights to a third party;

(v)	promptly inform WOFE in writing of any relevant events, facts, conditions, changes or other circumstances which cause or may cause a significant adverse change to the Company or result in a violation of terms and conditions hereof; and

(vi)	where WOFE exercises the call option according to the conditions contained herein, exert its utmost to obtain as soon as practicable all such governmental approval documents and other consents (if applicable) as necessitated by completion of equity or asset/business assignment.

English Translation

4.	Special Stipulations

The Parties hereto further agree that:

4.1	The Shareholders shall authorize WOFE to exercise the right to manage and operate the Company and all the other shareholders’ rights according to the Business Operation Agreement entered by and between the Shareholders and WFOE.

4.2	Subject to the permission of applicable laws, the Shareholders are to have the Company’s business term correspondingly extended based upon the term approved for WOFE to engage in business operation for it to be equal to that of WOFE (if applicable).

5.	Confidentiality

5.1	The Parties hereto shall, whether this Agreement remains in effective existence or not, bear an obligation to keep confidential the following information (the “confidential information”): (i) the execution, performance and contents of this Agreement; (ii) the relevant trade secrets, proprietary information and client particulars they come to know and receive by virtue of the execution and performance hereof; and (iii) the trade secrets, proprietary information and client particulars regarding the Company. The Shareholders and the company may only use such confidential information for the purposes of performance of its obligations hereunder. Without the written consent of WOFE, the Shareholders and the company shall not divulge the confidential information mentioned above to any third party. Otherwise, they shall bear the liabilities for breach of contract as stipulated in Article 6 hereof.

5.2	The Shareholders and the company shall, following the termination of this Agreement, have all the documents, materials or software containing the confidential information returned, destroyed or otherwise disposed of correspondingly upon request by WOFE and cease using such kind of confidential information. Otherwise, they shall bear the liabilities for breach of contract as stipulated in Article 6 hereof.

5.3	The validity of this Article 5 is, whether it is otherwise stipulated to the contrary or not, not affected by the suspension, termination, invalidity or unenforceability of this Agreement.

6.	Liabilities for Breach of Contract

Within the validity term of this Agreement, where the Company or any of the Shareholders is in substantial breach of this Agreement, the Company and any Shareholders shall, whether WOFE terminates this Agreement early consequently or not, severally and jointly liable for payment of five hundred thousand Renminbi Yuan (RMB500,000) as the liquidated damages. Where the said liquidated damages are insufficient for compensation for all the losses caused to WOFE arising therefrom, the Company and its Shareholders shall further compensate WOFE so that all the losses of WOFE can be made up.

English Translation

7.	Application of Law and Settlement of Dispute

7.1	This Agreement shall be governed by, and interpreted in accordance with, the laws of the China in all respects.

7.2	Any dispute arising from the performance of this Agreement or in connection with this Agreement shall be settled by the Parties hereto through consultations. In case of failure by the Parties hereto to reach an agreement on the settlement of such disputes within thirty (30) days following the occurrence of disputes, such disputes shall be submitted to the Shanghai Sub-Commission of China International Economic and Trade Arbitration Commission for arbitration which shall be conducted in Shanghai according to the Commission’s arbitration rules in effect at the time of applying for arbitration with the language of the arbitration being the Chinese language. The arbitral award shall be final and binding upon the Parties hereto. The arbitration fees shall be borne by the losing party. Except for the part which is being submitted for arbitration, the remaining part hereof shall remain in force.

8.	Term of Agreement

8.1	This Agreement shall come into force upon execution by the Parties’ duly authorized representatives and terminate following WOFE’s obtaining the Company’s total shares, assets or businesses by exercising its call option as stipulated herein. The Company and the Shareholders shall not make an early termination of this Agreement. WOFE shall have the right to terminate this Agreement at any time by giving a thirty (30) days written notice to the Company and its Shareholders.

9.	Modification of Agreement

9.1	Any amendment or supplementation to this Agreement must be made in writing and may only come into force subject to the due execution by the Parties hereto.

10.	Language of Agreement

10.1	This Agreement is made in Chinese and in octuplicate for original copies with each copy having the equal legal effect.

11.	Miscellaneous

11.1	The Shareholders and the Company undertake to bear the joint and several liability for their respective obligations, undertakings and responsibilities towards WOFE under this Agreement. The default of either Party of the Shareholders and the Company shall automatically constitute the other Party’s breach of contract.

English Translation

11.2	This Agreement and its Annexes form the entire agreement on the transactions hereunder and replace and supersede any and all prior verbal or written communications, undertakings, memos or any other discussions among the Parties with respect to the matters involved in this Agreement.

11.3	Any notice, requirement or other communication produced or prepared hereunder shall be made in writing. Any such communications may be delivered by messenger, airmail letter, facsimile or express delivery to the following addresses or fax numbers of the Parties hereto or other addresses or fax numbers of which one Party informs in writing other Parties from time to time. The time for receipt of fax shall be the time when the addresser receives the receipt acknowledging the sending of fax and the time for receipt of messenger, express delivery and airmail letter shall be subject to the actual arrival thereof.

WOFE    ICE Information Technology (Shanghai) Co., Ltd.

Address: 301 Room, 290 Song Hu Road, Yangpu district, Shanghai, China

Attention: SUN TAO

Fax: 021-51781818

Tel: 021-51781888

The Company Shanghai ICE Information Technology Co., Ltd.

Address: 3rd Floor, Building No.10, KIC Plaza 290 Song Hu Road, Yangpu district, Shanghai, China

Attention: SUN TAO

Fax: 021-51781818

Tel: 021-51781888

[The Shareholders of Shanghai ICE Information Technology Co., Ltd.]

11.4	The caption of this Agreement and the headings of the articles contained herein are inserted for convenience of reference only and shall by no means be employed for or affect the interpretation of terms and conditions contained herein.

11.5	No delay or failure of one Party in exercising any right, power or privilege under this Agreement or any final agreement shall be deemed to constitute a waiver of such right, power or privilege; nor shall any single or partial waiver of any right, power or privilege obstruct such Party from exercising such rights, powers or privileges in the future.

11.6	Each and every clause of this Agreement is independent of each other in terms of validity. If at any time any one or more clause(s) of this Agreement is (are) rendered void, illegal or unenforceable, the validity, legality and enforceability of the other clauses of this Agreement shall not be affected consequently, under which circumstances the Parties shall, through friendly consultations and to the greatest extent that it is allowed by laws, replace the said void, illegal or unenforceable clauses by valid, legal or enforceable clauses the effect of which are as close as possible to the intended effect of the replaced clauses.

English Translation

IN WITNESS WHEREOF both Parties hereto have caused this Agreement executed by their authorized representatives the day and year first above written.

English Translation

[There is no text in this page for execution of the Call Option Agreement]

Party A: ICE Information Technology (Shanghai) Co., Ltd.
Authorized Representative:	/s/ Sun Tao
Title: Chief Executive Officer, President

Party B: Shanghai ICE Information Technology Co., Ltd.
Authorized Representative:	/s/ Sun Tao
Title: Chief Executive Officer, President

Party C:
[shareholders of Shanghai ICE Information Technology Co., Ltd. ]
Signature:

English Translation

ANNEX 1

THE SHAREHOLDERS

English Translation

ANNEX 2

NOTICE ON EXERCISE OF CALL OPTION

To: [Shareholders of Shanghai ICE Information Technology Co., Ltd.]

Shanghai ICE Information Technology Co., Ltd. (the “Company”)

WHEREAS a Call Option Agreement was executed by this Company and you on [            ], under which Agreement you should, subject to the permission by the laws and regulations of China and at the request of this Company, sell to this Company or such companies/individuals as designated by this Company the equity held by you in the Company or the Company’s assets/businesses.

English Translation

Hence this Company hereby gives you a notice as follows:

This Company hereby demands exercising the call option under the Call Option Agreement whereby this Company/                      as designated by this Company is to call the equity held by you in the Company and accounting for     % of the Company’s registered capital or the Company’s relevant assets/businesses (See the attachment for the list of relevant assets/business) (the “Contemplated Equity/Assets/Businesses to be Assigned”) at a price of                      Renminbi Yuan (RMB                     ). You are requested to, upon receipt of this Notice, forthwith go through the necessary formalities for selling to this Company/                      as designated by this Company all the Contemplated Equity/Assets/Businesses to be Assigned as stipulated in the Call Option Agreement.

Shanghai ICE Information Technology Co., Ltd.

(Official Seal)